Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Sept. 24, 2020 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.17 per share to shareholders of record October 5, 2020, payable October 30, 2020. This represents the 124th quarterly cash dividend paid to shareholders – representing over 30 years of rewarding our shareholders.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "Our Lowcountry community has proven its' resiliency crisis after crisis whether a weather calamity, earthquake, and now pandemic. The Bank of South Carolina is committed to the return of a strong local economy and is confident that, once again, we will prevail. Your bank remains exceptionally well prepared to do so, and in the spirit of a brighter future, we are increasing our regular quarterly cash dividend 6.25% to $0.17 per share."

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500